EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Superior Energy Services, Inc.:

We consent the to use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, the related consolidated financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Superior Energy Services, Inc., and are incorporated by reference in this Registration Statement on Form S-3 of Superior Energy Services, Inc. and to the reference to our firm under the heading "Experts" in the related prospectus.

/s/ KPMG LLP

New Orleans, Louisiana

March 15, 2005